Exhibit 99.2
Progress Software Corporation
Second Quarter Fiscal 2010 Earnings Conference Call — Prepared Remarks
As previously announced, the conference call will be held Wednesday, June 23, 2010 at 9:00 am EDT and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.
These prepared remarks should be read in conjunction with our earnings release. With respect to any non-GAAP financial measures contained in these prepared remarks, we have provided below or included within our earnings release a table of the most directly comparable GAAP financial measure and a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. You can access this information at www.progress.com.
The matters presented herein and to be discussed on the ensuing conference call, other than historical financial information, consist of forward-looking statements that involve certain risks and uncertainties. Statements indicating that we “expect,” “estimate,” “believe,” “are planning” or “plan to” are forward-looking, as are other statements concerning future financial results, product offerings or other events that have not yet occurred. There are several important risk factors, which could cause actual results or events to differ materially from those anticipated by the forward-looking statements contained in our discussion today. These risks include: the receipt and shipment of new orders; the timely release of enhancements to our products; the growth rates of certain market segments; the positioning of our products in those market segments; variations in the demand for professional services and technical support; pricing pressures and the competitive environment in the software industry; the continuing weakness in the U.S. and international economies, which could result in fewer sales of our products and may otherwise harm our business; our ability to complete and integrate acquisitions; our ability to realize the expected benefits and anticipated synergies from acquired businesses; our ability to penetrate international markets and manage our international operations; changes in exchange rates; our ability to realize the expected benefits from its previously-announced restructuring actions; and the potential disruption to our business from those restructuring actions. Further information on these risk factors is included in our Securities and Exchange Commission reports. We reserve the right to change our budget, product focus, product release dates, plans and financial projections from time to time as circumstances warrant. We have no obligation to update or modify the information contained in our discussion in the future when such changes occur.
To access the live broadcast, please visit the Progress website at www.progress.com/investors. The call will also be webcast live via Yahoo (www.yahoo.com), Motley Fool (www.fool.com), Streetevents (www.streetevents.com), TD Waterhouse (www.tdwaterhouse.com) and Fidelity.com (www.fidelity.com). An archived version of the conference call and supporting materials will be available on the Progress Software Investor Relations website after the live conference call.
Overall Results
On a GAAP basis, our results were the following:
•	Revenue for the quarter increased 9% to $127.7 million from $117.0 million in the second quarter of fiscal 2009.

•	Operating income increased 97% to $22.7 million from $11.5 million in the second quarter of fiscal 2009.

Progress Software Corporation
Second Quarter Fiscal 2010 Earnings Conference Call — Prepared Remarks
•	Net income increased 176% to $19.1 million from $6.9 million in the second quarter of fiscal 2009.

•	And diluted earnings per share increased 153% to 43 cents from 17 cents in the second quarter of fiscal 2009.
On a non-GAAP basis, our results were the following:
•	Non-GAAP revenue increased 9% to $128.3 million from $117.7 million in the second quarter of fiscal 2009.

•	Non-GAAP operating income increased 48% to $35.9 million from $24.3 million in the second quarter of fiscal 2009.

•	Non-GAAP net income increased 64% to $26.3 million from $16.1 million in the second quarter of fiscal 2009.

•	And non-GAAP diluted earnings per share increased 51% to 59 cents from 39 cents in the second quarter of fiscal 2009.
The non-GAAP results in the second quarter of fiscal 2010 exclude pre-tax charges of $4.5 million for stock-based compensation, $8.0 million for amortization of acquired intangibles, $0.6 million for purchase accounting adjustments for deferred revenue and $0.1 million for other items. In addition, the non-GAAP results for the second quarter of fiscal 2010 exclude a non-recurring tax benefit of $2.5 million from our income tax provision.
The non-GAAP results in the second quarter of fiscal 2009 exclude pre-tax charges of $4.3 million for stock-based compensation, $7.5 million for amortization of acquired intangibles, $0.7 million for purchase accounting adjustments for deferred revenue and $0.3 million for other items.
The results for the second quarter of fiscal 2010 include approximately 5 cents related to gains in the fair value of our hedging contracts. These contracts cover the full annual period, but do not meet the requirements for hedge accounting and are marked-to-market each period. We estimate that approximately 4 cents of the gain relates to business activity expected to occur in the second half of this fiscal year.
The following operational analyses are presented utilizing our non-GAAP financial information.

Progress Software Corporation
Second Quarter Fiscal 2010 Earnings Conference Call — Prepared Remarks
Revenue
In reviewing the results for the second quarter of fiscal 2010, within the year-over-year total revenue increase of 9%, software license revenue increased 15%, maintenance revenue increased 3% and professional services revenue increased 28%. The trend over the past several quarters was as follows:
(in millions)

	Q1	Q2	Q3	Q4	Q1	Q2	YTD	YTD
	2009	2009	2009	2009	2010	2010	2009	2010

Licenses	$45.9	$38.5	$39.2	$52.0	$47.1	$44.2	$84.4	$91.3
Year-over-year change	2%	(14)%	(15)%	(7)%	3%	15%	(6)%	8%
Maintenance	$67.1	$69.2	$71.2	$74.3	$70.9	$71.2	$136.3	$142.1
Year-over-year change	3%	0%	4%	3%	5%	3%	2%	4%
Professional services	$9.4	$10.1	$9.3	$10.6	$10.0	$12.9	$19.5	$22.9
Year-over-year change	(18)%	(27)%	(22)%	(22)%	7%	28%	(23)%	18%

Total	$122.4	$117.8	$119.7	$136.9	$128.0	$128.3	$240.2	$256.3
Year-over-year change	1%	(8)%	(5)%	(4)%	5%	9%	(4)%	7%

With regard to the impact of changes in foreign exchange rates on the second quarter, total revenue in the second quarter of fiscal 2010 would have increased 6% on a constant currency basis versus the 9% increase reported. Software license revenue would have increased 11% on a constant currency basis versus the 15% increase reported. Maintenance revenue would have been flat on a constant currency basis versus the 3% increase reported. Professional services revenue would have increased by 25% on a constant currency basis versus the 27% increase reported.
Revenue by geographic region was as follows:
(in millions)

	Q1	Q2	Q3	Q4	Q1	Q2	YTD	YTD
	2009	2009	2009	2009	2010	2010	2009	2010

North America	$55.0	$55.2	$54.9	$58.7	$58.2	$62.1	$110.2	$120.3
Year-over-year change	9%	7%	6%	(11)%	6%	12%	8%	9%
EMEA	$53.2	$48.1	$48.4	$58.3	$52.3	$46.2	$101.3	$98.5
Year-over-year change	(7)%	(19)%	(16)%	(2)%	(2)%	(4)%	(13)%	(3)%
Latin America	$6.5	$6.9	$8.7	$11.8	$9.8	$9.3	$13.3	$19.1
Year-over-year change	(4)%	(20)%	(1)%	36%	51%	35%	(13)%	43%
Asia Pacific	$7.7	$7.6	$7.7	$8.1	$7.7	$10.7	$15.3	$18.4
Year-over-year change	5%	(11)%	(6)%	1%	0%	42%	(4)%	20%

Total	$122.4	$117.8	$119.7	$136.9	$128.0	$128.3	$240.2	$256.3
Year-over-year change	1%	(8)%	(5)%	(4)%	5%	9%	(4)%	7%

International business was 51% of the quarterly total in the second quarter of fiscal 2010 as compared to 53% in the second quarter of fiscal 2009.

Progress Software Corporation
Second Quarter Fiscal 2010 Earnings Conference Call — Prepared Remarks
Revenue by product line was as follows:
(in millions)

	Q1	Q2	Q3	Q4	Q1	Q2	YTD	YTD
	2009	2009	2009	2009	2010	2010	2009	2010

Application Development Platforms	$81.2	$77.8	$79.8	$89.8	$81.9	$84.6	$159.0	$166.5
Year-over-year change	(5)%	(14)%	(6)%	(4)%	1%	9%	(10)%	5%
Enterprise Business Solutions	$21.4	$17.9	$19.8	$26.0	$27.7	$24.9	$39.3	$52.6
Year-over-year change	36%	3%	7%	14%	29%	39%	18%	34%
Enterprise Data Solutions	$19.8	$22.1	$20.1	$21.1	$18.4	$18.8	$41.9	$37.2
Year-over-year change	(1)%	8%	(14)%	(18)%	(7)%	(15)%	4%	(11)%

Total	$122.4	$117.8	$119.7	$136.9	$128.0	$128.3	$240.2	$256.3
Year-over-year change	1%	(8)%	(5)%	(4)%	5%	9%	(4)%	7%

We completed the acquisition of Savvion in January. The incremental revenue in the second quarter and first six months of fiscal 2010 associated with Savvion was approximately $5 million and $7 million, respectively. These amounts are included within Enterprise Business Solutions. Excluding the impact of the revenue directly attributable to Savvion, the Enterprise Business Solutions product line revenue grew 13% and 16% in the second quarter and first six months of fiscal 2010, respectively.
Revenue from channel partners, including Application Partners and OEMs, accounted for 56% of our total license business this quarter as compared to 54% in second quarter of fiscal 2009. Within the OpenEdge product line, partners accounted for 69% of our license business this quarter as compared to 78% in second quarter of fiscal 2009. The trend over the past several quarters was as follows:

	Q1	Q2	Q3	Q4	Q1	Q2	YTD	YTD
	2009	2009	2009	2009	2010	2010	2009	2010

Overall:
Direct	54%	46%	46%	54%	52%	44%	50%	48%
Channel	46%	54%	54%	46%	48%	56%	50%	52%
OpenEdge Product Line:
Direct	26%	22%	27%	35%	34%	31%	24%	33%
Application Partners	74%	78%	73%	65%	66%	69%	76%	67%
Backlog
Our aggregate revenue backlog at the end of the second quarter of fiscal 2010 was approximately $165 million, of which $141 million was included on our balance sheet as deferred revenue, primarily related to unexpired maintenance and support contracts. The remaining amount of backlog of approximately $24 million was composed of multi-year licensing arrangements of approximately $19 million and open software license orders received but not shipped of approximately $5 million.
For comparison purposes, our aggregate revenue backlog at the end of the second quarter of fiscal 2009 was approximately $172 million of which $155 million was included on our balance sheet as deferred revenue, primarily related to unexpired maintenance and support contracts. The remaining amount of backlog of approximately $17 million was composed of multi-year licensing arrangements of approximately $16 million and open software license orders received but not shipped of $1 million.

Progress Software Corporation
Second Quarter Fiscal 2010 Earnings Conference Call — Prepared Remarks
We do not believe that backlog as of any particular date is indicative of future results. In addition, there is no industry standard for the definition of backlog and there may be an element of estimation in determining the amount. As such, direct comparisons with other companies may be difficult or potentially misleading.
Other Operating and Balance Sheet Information
Our non-GAAP operating margin was 28%, up from 21% in the second quarter of fiscal 2009. The improvement in our operating margin is a result of improving business conditions and the impact of the restructuring undertaken in the first quarter of fiscal 2010.
Other income for the second quarter of fiscal 2010 was above our guidance due to an increase in value of our foreign currency average rate option contracts of approximately $3 million (5 cents) as described above.
Our effective tax rate was 28.5% as compared to 37.6% in the second quarter of fiscal 2009. The decrease in the effective tax rate was primarily due to a nonrecurring benefit of $2.5 million (affecting the tax rate by approximately 10 percentage points). The non-GAAP effective tax rate was 34.0% as compared to 32.6% in the second quarter of fiscal 2009. The increase in the effective tax rate was primarily due to the expiration of the research and development tax credit in the United States at the end of December 2009. The difference between the effective tax rate under GAAP and the effective tax rate utilized in the preparation of non-GAAP financial measures primarily relates to the tax effects of stock-based compensation and amortization of acquired intangibles. The non-GAAP effective tax rate in the second quarter of fiscal 2010 also excludes the nonrecurring benefit of $2.5 million.
Quarter-end headcount of 1,723 was down approximately 4% from one year ago, reflecting the impact of the restructuring initiated in the first quarter, partially offset by the addition of employees via the acquisition of Savvion.
Our cash balance was approximately $261 million at the end of the quarter as compared to $224 million at the end of the year and $149 million one year ago. In addition, we had approximately $40 million in auction rate securities, included in other assets, at the end of the quarter. Our DSO was 61 days at the end of the second quarter, down 7 days from one year ago and from last quarter-end.
During the second quarter of fiscal 2010, we repurchased approximately 48,000 shares of our common stock at a cost of $1.5 million. At the end of the second quarter, there were approximately 598,000 shares available for repurchase under our Board authorized share repurchase program that expires on September 30, 2010.
Q3 Restructuring and Next Phase of Growth Strategy
On June 10, 2010, we announced a further series of strategic initiatives to better position the company for long-term growth, improved profitability, greater competitiveness and improved efficiency across our global business. These initiatives include the refinement of our product portfolio towards core and high-growth opportunities, the global consolidation and redeployment of a portion of our product development and administrative personnel, assets and processes to other global locations that offer greater efficiencies to the business and the continued consolidation of offices around the world.

Progress Software Corporation
Second Quarter Fiscal 2010 Earnings Conference Call — Prepared Remarks
As the first step in accomplishing these strategic initiatives, during the third quarter of fiscal 2010, we expect to reduce our global headcount by 7 to 9 percent of our global workforce. Most individual notifications in the US have occurred and we have begun the required consultation and notification process outside the US. As previously disclosed, we currently expect to incur a pre-tax charge in the range of approximately $11 million to $16 million during the third quarter as a result of these headcount reductions and office consolidations.
These strategic initiatives also involve the increased investment and expansion of development and administration operations in India, where we have run a successful development organization for several years. We expect to increase the size of our development organization in Hyderabad, India, from about a third of our development resources to about half, in order to manage our development costs as we increase overall R&D headcount and bandwidth in our key product areas. Therefore, over the next 18 months, we expect to move and add additional product group functions as well as certain administrative functions to India. This expansion in India will result in the reduction of our development and administration operations headcount in all other geographies in which we operate. In addition, we intend to continue the consolidation of some of our offices around the world.
Through these initiatives, we expect to incur aggregate future pre-tax restructuring charges and pre-tax non-recurring transition expenses of approximately $17 million to $26 million over the next 18 months, primarily comprising costs for severance, transition costs and consolidation of facilities. The transition expenses are necessary to ramp up the new, more efficient capabilities ahead of switching over from the existing cost structure. We will break out these restructuring charges and transition expenses in our financial results as they are incurred during the phase-in period.
The Business Outlook for fiscal 2010 and the third quarter set forth below reflect the estimated impact of these initiatives.
Business Outlook
In looking to fiscal 2010 and the third quarter, we are providing the following guidance:
•	For fiscal 2010, we expect GAAP revenue to be between $509 million and $519 million. On a non-GAAP basis, we expect revenue to be between $510 million and $520 million. Software license revenue is expected to be between $185 million and $195 million.

•	We expect revenue from Application Development Platforms to be between $312 million and $321 million, representing a year-over-year decline of approximately 5% to 2%.

•	We expect revenue from Enterprise Data Solutions to be between $79 million and $83 million, representing a year-over-year decline of approximately 5% to flat.

•	We expect revenue from Enterprise Business Solutions to be between $119 million and $128 million, representing a year-over-year increase of approximately 40% to 50%, including revenue from products acquired in the Savvion acquisition.

•	We expect GAAP operating income to be between $60 million and $65 million.

•	We expect non-GAAP operating income to be between $145 million and $150 million.

Progress Software Corporation
Second Quarter Fiscal 2010 Earnings Conference Call — Prepared Remarks
•	We estimate that non-operating income will be between zero and $1 million for each remaining quarter of fiscal 2010, although this may vary depending on interest rates, potential stock repurchases, fluctuations in foreign exchange rates and our cash balances.

•	We expect our effective tax rate to be between 33% and 34% for GAAP purposes and between 34% and 35% for non-GAAP purposes. The difference in the effective tax rate between GAAP and non-GAAP primarily relates to the tax treatment of stock-based compensation and amortization of acquired intangibles as well as a nonrecurring adjustment in the second quarter of fiscal 2010.

•	Estimating future weighted average share counts for earnings per share depends on future option activity, future share repurchases, share prices and other factors. For now, we think using a share count of between 45 million and 46 million for each of the remaining quarters for fiscal 2010 for diluted earnings per share seems reasonable.

•	We expect diluted earnings per share, on a GAAP basis, to be between $0.89 and $1.04. On a non-GAAP basis, which excludes total charges of between $1.31 and 1.39, we expect non-GAAP diluted earnings per share to be between $2.28 and $2.35.

•	For the third quarter of fiscal 2010, we expect GAAP and non-GAAP revenue to be between $121 million and $124 million. We expect software license revenue between $41 million and $43 million. We expect diluted earnings per share, on a GAAP basis, to be between 9 cents and 19 cents. On a non-GAAP basis, which excludes total charges of between 37 cents and 44 cents, we expect non-GAAP diluted earnings per share to be between 53 cents and 56 cents.
Our non-GAAP results primarily exclude stock-based compensation, amortization of acquired intangibles, purchase accounting adjustments for deferred revenue, restructuring and transition expenses, acquisition-related expenses, certain insurance reimbursements and a nonrecurring benefit to our provision for taxes. A reconciliation between our GAAP and non-GAAP expectations is included in our press release.
This guidance assumes no further economic shocks, a stabilization of revenue from our application partner channel, improvement in our ability to generate new business in end user accounts and no further strengthening of the US dollar against currencies from which we derive a significant portion of our business.
We plan on releasing financial results and prepared remarks relating to our third quarter on Tuesday, September 21st after the market closes, and holding the usual conference call the next morning on Wednesday, September 22nd at 9 a.m.

Progress Software Corporation
Second Quarter Fiscal 2010 Earnings Conference Call — Prepared Remarks
Reconciliation of Non-GAAP Financial Measures to GAAP Results
The following table reconciles our non-GAAP financial measures to the most directly comparable GAAP financial statement item:
(in millions, except per share amounts)

	Q1	Q2	Q3	Q4	Q1	Q2	YTD	YTD
	2009	2009	2009	2009	2010	2010	2009	2010

GAAP revenue	$120.8	$117.1	$119.4	$136.8	$127.5	$127.7	$237.9	$255.2
Non-GAAP adjustments:
Purchase accounting adj. for deferred revenue	1.6	0.7	0.3	0.1	0.5	0.6	2.3	1.1

Non-GAAP revenue	$122.4	$117.8	$119.7	$136.9	$128.0	$128.3	$240.2	$256.3

GAAP income (loss) from operations	$4.7	$11.5	$9.1	$25.8	$(4.4)	$22.7	$16.2	$18.3
Non-GAAP adjustments:
Stock-based compensation Expense	3.8	4.3	8.8	4.6	4.2	4.4	8.1	8.7
Amortization of purchased Intangibles	7.1	7.5	7.1	6.8	7.5	8.0	14.6	15.5
Purchase accounting adj. for deferred revenue	1.6	0.7	0.3	0.1	0.5	0.6	2.3	1.1
Stock option investigation- related expenses	0.0	0.2	(0.3)	(0.0)	(1.2)	(0.1)	0.2	(1.3)
Restructuring and acquisition- related expenses	5.6	0.1	(0.1)	0.1	26.2	0.2	5.7	26.

Non-GAAP income from operations	$22.8	$24.3	$24.9	$37.4	$32.8	$35.9	$47.1	$68.7

GAAP net income (loss)	$3.7	$6.9	$5.5	$16.7	$(1.0)	$19.1	$10.6	$18.1
Non-GAAP adjustments:
Non-GAAP income from operations adjustments per detail above	18.1	12.8	15.8	11.6	37.2	13.2	30.9	50.4
Non-operating income adjustments	—	—	—	—	(0.9)	—	—	(0.9)
Tax-effect of non-GAAP adjustments	(6.1)	(3.6)	(4.8)	(2.7)	(12.7)	(3.5)	(9.7)	(16.2)
Non-recurring tax adjustment	—	—	—	—	—	(2.5)	—	(2.5)

Non-GAAP net income	$15.7	$16.1	$16.5	$25.6	$22.6	$26.3	$31.8	$48.9

Weighted average shares	40.5	40.7	41.3	41.7	42.7	44.2	40.6	43.5
Non-GAAP earnings per share	$0.39	$0.39	$0.40	$0.61	$0.53	$0.59	$0.78	$1.13